SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 17, 2012

KBW, INC.

(Exact name of registrant as specified in charter)

Delaware	001-33138	13-4055775
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

787 Seventh Avenue New York, New York 10019
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code — (212) 887-7777

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 17, 2012, the Compensation Committee (the “Committee”) of the Board of Directors of KBW, Inc. (“KBW”) approved year-end compensation actions for certain KBW employees, including Thomas Michaud, Andrew Senchak, John Duffy, Robert Giambrone and Mitchell Kleinman, the named executive officers of KBW.

As part of these actions, the Committee determined to accelerate to December 26, 2012 the vesting of 80,530 restricted shares held by Mr. Giambrone and 59,787 restricted shares held by Mr. Kleinman. These shares were scheduled to vest immediately prior to the consummation of the merger (the “Merger”) contemplated by the Agreement and Plan of Merger, dated November 5, 2012, among KBW, Stifel Financial Corp. (“Stifel”) and two wholly-owned subsidiaries of Stifel, SFKBW One, Inc. and SFKBW Two, LLC (the “Merger Agreement”). If either Mr. Giambrone or Mr. Kleinman does not remain employed by KBW until the earlier of the consummation of the Merger or February 15, 2013, he must repay the fair market value of the accelerated shares.

The Committee also accelerated the settlement of 26,875 restricted stock units held by Mr. Michaud and 124,829 restricted stock units held by Mr. Kleinman.  The restricted stock units had vested before January 1, 2005 and were settled in shares of KBW common stock on December 18, 2012.

In addition, the Committee approved the payment of annual incentives to Messrs. Michaud, Senchak and Duffy for the 2012 fiscal year in the amounts of $2,012,750, $1,590,750 and $1,592,750, respectively.  The Committee also approved the payment of a 2012 incentive to each of Messrs. Giambrone and Kleinman, as required under their terms agreements entered into with KBW and Stifel in connection with the Merger Agreement.

The Merger Agreement and the terms agreements were previously reported in, and filed as exhibits to, a Current Report on Form 8-K filed on November 9, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

KBW, INC.
(Registrant)

Date: December 21, 2012	By:	/s/ Mitchell B. Kleinman
	Name:	Mitchell B. Kleinman
	Title:	General Counsel